UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant        ☒

Filed by a Party other than the Registrant        ☐

Check the appropriate box:

☐          Preliminary Proxy Statement

☐          Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐          Definitive Proxy Statement

☒          Definitive Additional Materials

☐          Soliciting Material Pursuant to §240.14a-12

IQVIA HOLDINGS INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒             No fee required.

☐             Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐             Fee paid previously with preliminary materials.

☐             Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Dear Stockholder:

We are asking for your support at IQVIA’s 2021 annual meeting of stockholders by voting in accordance with the recommendations of our Board of Directors on all proposals. In particular, we request your support by voting “FOR” Proposal No.  1: Election of Directors, for all nominees. In deciding how to vote on this proposal, we encourage you to read the “Compensation Disclosure and Analysis” section of our 2021 Proxy Statement, which is available here , and consider the supplemental information below.

Recommendations of Proxy Advisory Firms

Glass Lewis. Glass Lewis recommends that IQVIA stockholders vote FOR all of our director nominees, in accordance with the recommendation of our Board.

ISS. ISS recommends that IQVIA stockholders vote for Ari Bousbib, our Chairman and Chief Executive Officer, and John Leonard, our Lead Director, and Withhold for Todd Sisitsky, Chair of our Nominating and Governance Committee and member of our Leadership Development and Compensation Committee (“LDC Committee”).

In its report, ISS states that the result of the say-on-pay vote at our 2020 annual meeting “warrants the highest degree of responsiveness” to stockholders from our Board. In the report, ISS agrees that our Board acted with the highest degree of responsiveness. In particular, ISS acknowledges, among other things, that IQVIA:

•	engaged with stockholders on its compensation program and implemented “meaningful changes to the compensation program made in response to shareholder feedback”

•	“significantly improved disclosure year-over-year,” “enhanced disclosure” regarding bonus determinations and provided “further insight for NEO pay determination”

•	“accelerated the timing of the next stockholder vote on say-on-pay frequency”

Despite acknowledging that IQVIA’s Board acted with the highest degree of responsiveness by implementing changes requested by stockholders and despite the fact that the changes to our annual incentive plan and the related disclosures directly address the principal concerns raised by ISS in prior years, ISS disregards these facts and bases its Withhold recommendation for Mr. Sisitsky on assertions that IQVIA believes are inaccurate and do not fully represent the facts. Further, some of the factors cited by ISS have been elements of our executive compensation program for several years and ISS has not commented on them previously.

Finally, ISS recently issued a revised report to add one statement and that statement contained a clear error.

IQVIA’s Response to the ISS Report

1)	ISS expressed concerns regarding our CEO’s relatively high base salary, which it noted has an augmenting effect on our CEO’s target bonus opportunity.

IQVIA Response: ISS’s analysis omits or fails to adequately consider a number of important facts, including:

•	During our meetings with stockholders in 2020, no stockholder identified Mr. Bousbib’s base salary as a point of concern.

•

From 2014 through 2018, Mr. Bousbib did not receive a single increase to his base salary, nor were any changes approved to his target bonus opportunity. Small increases to his base salary were approved in 2019 and in February 2020, which collectively represent a 12.5% overall increase during the 7-year period, or an average increase of slightly less than 1.8% per year.

•

Mr. Bousbib leads a much larger and more complex company than the one he led in 2014. Since 2014, annual revenue has grown from $2.544 billion to $11.359 billion, approximately, and the number of employees under Mr. Bousbib’s leadership has increased from 10,000 to 70,000, approximately.

2)	ISS expressed concern regarding the partial COVID-19 related adjustment made to incentive payouts.

IQVIA Response: ISS did not provide any analysis of the merits or substance of our partial COVID-19 adjustments. Its only statement was that stockholders generally do not view adjustments to closing cycle long-term incentive awards as an appropriate response to COVID-19 related market adjustments. IQVIA provided a detailed explanation for the LDC Committee’s decision to approve adjustments equal to one-third of the COVID-19 impact on pages 76 and 93-94 of the 2021 Proxy Statement. The LDC Committee’s decision to approve the adjustments was expressly permitted by the terms of IQVIA’s 2017 Incentive and Stock Award Plan pursuant to which it has the authority to include or exclude any event that is unusual in nature or occurs infrequently and occurs during the applicable performance period.

By limiting its comments to a sole conclusory statement, ISS disregarded the following important facts:

•

The COVID-19 adjustments had a negligible impact on our annual incentive awards and a limited impact on our long-term performance share awards. The COVID-19 adjustment resulted in no more than a 1% - 2% increase in the total amount of the annual incentive awards for each of our named executive officers, and constituted less than 20% of the final payout for the long-term performance share awards.

•

Treatment of the impact of COVID-19 was consistent with a prior adjustment to the same long-term performance awards for the impact of U.S. tax reform that increased the performance thresholds. After the enactment of the Tax Cuts and Jobs Act (the “Act”) in 2017, the LDC Committee approved an adjustment to the base year Adjusted Diluted EPS in for the 2018-2020 performance period, thereby negating the significant benefits the Company would receive from the Act. If this adjustment was not made, the target growth rates for these performance awards would have been more easily achieved.

•

Our actual and forecasted performance was well above the thresholds for maximum payouts prior to the onset of the pandemic. Our actual CAGR for Adjusted Diluted EPS for the January 1, 2018 through March 31, 2020 and our forecasted CAGR for Adjusted Diluted EPS for the performance period 2018-2020 as of March 31, 2020 was well above the threshold for maximum payout under the terms of the performance award.

•

Given the consistent strong performance of the Company during the award period prior to the pandemic, the LDC Committee felt it was important not to let the one-time impact of the pandemic result in an artificial discontinuity from the clear performance trend over the three-year grant period.

•

Failure to adjust the performance share awards for the impact of COVID-19 would have significantly and artificially depressed the base year EPS measure for the 2021-2023 long-term performance awards, which would have disadvantaged investors. Without any adjustment to 2020 Adjusted Diluted EPS, the Adjusted Diluted EPS growth target for our 2021-2023 performance shares granted in February 2021 would be based off an unusually depressed year because of the COVID-19 impact on 2020. This would have meant the target growth rate for these performance awards would have been far too easily achieved in light of the expected resumption of our growth trajectory in 2021. Accordingly, measuring growth from the unadjusted 2020 Adjusted Diluted EPS amount would have misaligned the interests of stockholders and management in driving long-term sustainable growth.

•

The actions of IQVIA’s management in response to the pandemic prioritized long-term sustainable growth over short-term profits by preserving employment and compensation, thereby benefiting employees, customers and investors. Our named executive officers kept a focus on the well-being of our employees and the Company’s longer-term strategic objectives rather than prioritizing dramatic cuts and restructurings to achieve pre-pandemic short-term targets.

•	Unlike other companies, IQVIA did not impose broad-based layoffs, pay reductions or furloughs on its workforce in response to the COVID-19 pandemic.

•

By preserving employment and compensation in this way, IQVIA acted consistent with its values and purpose and in the best interests of its key stakeholders, including employees, customers and investors.

3)	ISS commented that relative TSR metric of our performance shares is not particularly rigorous because it targets only median performance and does not disclose a cap on payouts for negative TSR.

IQVIA Response: Median performance has been our target for relative TSR since the merger between IMS Health and Quintiles (the “Merger”) and is a consistent practice followed by our peer group and nearly 90% of S&P 500 companies using this metric, according to Exequity LLP, an independent executive compensation consulting firm.

•	This is the first time, however, that ISS criticized this target.

•	The relative TSR component of our performance shares constitutes a 25% weighted contribution to the total award determination.

•

Further, ISS’s criticism that we do not disclose a cap for negative TSR and then using it as the justification for a Withhold vote against Mr. Sisitsky seems misplaced given IQVIA has consistently achieved significant total stockholder return since the Merger, with a total stockholder return of 16% in 2020 and over 136% over the last four years.

4)	ISS recently issued a revised report and the only change was the addition of this statement:

“In this case, First Savings Financial Group, Inc., has not disclosed if an ethnically and/or racially diverse director sits on the board.”

IQVIA Response: IQVIA has no relationship or affiliation with First Savings Financial Group, Inc. We assume that this text was copied and pasted from another issuer’s report and ISS neglected to change the company name. The mistake was corrected about a week later.

Set forth below is a summary of our stockholder engagement program and our Board’s response to feedback from stockholders (please see pages 54-56 in our 2021 Proxy Statement).

Enhanced Stockholder Engagement Program in 2020

In 2020, we significantly expanded our stockholder outreach and requested governance-specific engagement meetings with stockholders representing approximately 50% of our outstanding common stock. Mr. Sisitsky and members of senior management participated in engagement meetings with stockholders representing approximately 32% of our outstanding common stock.

In our meetings with stockholders, we heard strong support for the leadership and performance of our Chief Executive Officer and senior management team. Stockholders also provided constructive inputs and suggestions to improve our executive compensation program and related compensation disclosures. The following table, which can be found on page 55 of our 2021 Proxy Statement, details the key themes we heard throughout the engagement process and the substantial actions we took in response:

What We Heard	What We Did

Although stockholders do not generally object to the size of incentive awards, they want greater insight/transparency into short-term incentive award determinations	• Implemented a formula to determine short-term incentive awards • Disclosed specific weighted metrics used to determine payout ratio

Simplify short-term incentive program complexity	• Increased transparency and reduced complexity by focusing on five key performance measures

Increase transparency around targets and payouts

•  Disclosed targets and results for financial performance measures

•  Established specific weightings for each performance measure for each named executive officer

•  Provided specific scoring and payouts for each performance measure used to determine short-term incentive compensation

Strengthen link between pay and performance

•  In 2020, assigned at least a 70% total weighting for our Chief Executive Officer and Chief Financial Officer and a 65% total weighting for our Business Unit Presidents to financial measures, including Revenue/Profit, Cash Flow and Balance Sheet/Liquidity Performance to further align pay with performance

•  Added Adjusted Diluted EPS to revenue/profit performance measure to strengthen the alignment with our pay-for-performance philosophy

Clarify reasons for use of discretion

•  The LDC Committee limited the upward discretionary component of short-term incentive awards to no more than 1/6th of the final award for any named executive officer and in no event may an individual performance adjustment result in a named executive officer’s Formula-Based Payout Factor exceeding 200%

•  We will specify any individual performance adjustments and provide a clear rationale if discretion is exercised

Implementation of Annual Incentive Plan Changes

We redesigned our annual incentive plan for 2021 based on stockholders’ feedback consistent with the above summary. While our initial goal was to ensure these changes were in place as objectives and targets were se-t for our 2021 annual incentive plan, we decided to accelerate their implementation and have applied these changes to compensation decisions under the 2020 annual incentive plan as well.

In addition, during our engagement meetings, stockholders requested:

•	greater insight into the Board and LDC Committee’s philosophy regarding compensation determinations (see page 59 of our 2021 Proxy Statement for additional disclosure in response to this request)

•	increased disclosure regarding targets for our long-term performance share awards (see page 93 of our 2021 Proxy Statement for additional disclosure in response to this request)

Finally, we solicited feedback from stockholders regarding the frequency of say-on-pay votes. As more fully described on page 50 of our 2021 Proxy Statement, we accelerated the stockholder vote on say-on-frequency in response to feedback received and specific requests for the Board to consider the frequency of say-on-pay votes, and the Board committed to implementing the frequency that receives a majority of stockholder votes.

For the foregoing reasons, we firmly believe ISS’s Withhold recommendation against the nomination of Mr. Sisitsky, as the only nominee who is a member of the LDC Committee, is unwarranted, and we encourage you to vote “FOR” Proposal No 1: Election of Directors, for all nominees.

Sincerely,

IQVIA Holdings Inc.

4